EXHIBIT 99

Contact:              John F. Kenny, Jr.
                      Executive Vice President & CFO
                      (617) 535-4766

                      Iron Mountain To Enter United Kingdom
        Forms Strategic Alliance Through Acquisition of Majority Interest
                       in British Data Management Limited

Boston, MA - December 2, 1998 -- Iron Mountain Incorporated (NASDAQ: IMTN), America's largest records and information management services provider, announced today the signing of a definitive agreement to purchase a majority interest in British Data Management Limited (BDM) from Mentmore Abbey plc. BDM is the second largest provider of records management services in the United Kingdom and represents a platform for future expansion into Europe.

The purchase price for the 50.1 percent interest consists of (pound)27.3 million (approximately $45 million) in cash and the contribution of the capital stock of Arcus Data Security Limited (ADS), Iron Mountain's existing data security business in London. BDM currently owns more than 500,000 square feet of real estate and the combined revenues of BDM and ADS for the six months ended October 31, 1998 were approximately (pound)10 million (approximately $17 million).

BDM provides a full line of records and information management services including business records storage, vital records protection and data security services. The Company operates 16 facilities serving the greater London, Birmingham and south coast markets in England, as well

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Iron Mountain To Enter United Kingdom / Page 2

as Aberdeen, Scotland. BDM serves more than 1,500 customers with a workforce of approximately 320 employees.

This strategic alliance between Iron Mountain and Mentmore Abbey will combine BDM's market position, management team and knowledge of the U.K. market with Iron Mountain's customer base, information technology and records management expertise. The agreement also provides for Iron Mountain and Mentmore Abbey, via joint investments, to strengthen BDM's presence in the U.K. through expansion and strategic acquisitions and to utilize BDM as a vehicle for expansion into continental Europe. A technology license agreement will provide for the use of Iron Mountain's SafekeeperTM systems, expertise and certain trademarks.

The transaction is expected to close in early January subject to customary closing conditions. BDM will be included as a consolidated subsidiary in Iron Mountain's future financial results.

Mentmore Abbey Chairman Nicholas Smith commented, "We are extremely excited about this strategic alliance with Iron Mountain. The combination of BDM, the second largest records management provider in the U.K, and Iron Mountain, the largest records management provider in America, will be beneficial to the customers of both companies." Iron Mountain Chairman and CEO Richard Reese added, "This strategic alliance is a great opportunity to partner with a significant player in the U.K. and it provides us with an excellent platform for future growth in the European market. We believe the U.K. is the second largest records and information management services market in the world in terms of industry revenues and offers significant growth opportunities because much of the potential business has yet to be outsourced. Also, as organizations become increasingly global, we find that many of our customers are seeking records management services in Europe and other international markets. Through this alliance, we plan to leverage BDM's management and market knowledge with our technology and expertise to service our U.S. based customers with operations in the U.K."

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Iron Mountain To Enter United Kingdom / Page 3

Upon completion of this transaction, Iron Mountain will operate in 59 markets in the United States and four in the United Kingdom. The Company serves more than 50,000 customer accounts, including more than half of the Fortune 500 companies. Iron Mountain provides a full array of records and information management services including: (i) off-site storage, management and related consulting services for business, healthcare and vital records; (ii) data security services including off-site storage and rotation of electronic records; (iii) information technology staffing services; and (iv) sales of related products.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements, which concern BDM's expansion in the U.K. and into continental Europe, involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. The factors that could cause such difference include, among others, the following: (i) BDM's ability to complete acquisitions on satisfactory terms;
(ii) the cost and availability of financing for contemplated growth; (iii) general economic and business conditions or (iv) changes in business strategy. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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